 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-292608
PROSPECTUS SUPPLEMENT
to Prospectus Dated January 7, 2026
11,000,000 Shares
Constellation Energy Corporation
Common Stock

The Selling Shareholders identified in this prospectus supplement are offering 11,000,000 shares of our common stock, without par value (our “Common Stock”). We will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Shareholders. See “Description of Capital Stock” beginning on page S-11 of this prospectus supplement for a more complete description of the shares offered hereby.
Subject to, and substantially concurrently with, the completion of this offering, we intend to purchase from the underwriters 2,000,000 shares of our Common Stock that are the subject of this offering at the price paid to the Selling Shareholders by the underwriters in this offering. We refer to this proposed repurchase as the “Share Repurchase.” The closing of this offering is not conditioned upon the completion of the Share Repurchase, and the closing of the Share Repurchase is contingent on the closing of this offering.
Following the completion of this offering and the Share Repurchase, we do not expect any shareholder who received shares in connection with our acquisition of Calpine Corporation to beneficially own such shares in an amount that exceeds 4.04% or 3.78% of our shares of Common Stock excluding or including exercise of the option to purchase additional shares, respectively.
Our Common Stock is listed on the Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol “CEG.” On May 29, 2026, the last sale price of our Common Stock as reported on the Nasdaq was $287.75 per share.
Investing in the Common Stock involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Per Share	Total
Public offering price	$281.00	$3,091,000,000
Underwriting discount(1)	$2.00	$22,000,000
Proceeds, before expenses, to the Selling Shareholders	$279.00	$3,069,000,000

(1)
We refer you to “Underwriting” in this prospectus supplement for additional information regarding underwriting compensation.

The Selling Shareholders have granted the underwriters an option to purchase up to an additional 1,350,000 shares of Common Stock at the public offering price, less the underwriting discount for a period of 30 days following the date of this prospectus supplement.
Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about June 2, 2026.
Morgan Stanley	J.P. Morgan
The date of this prospectus supplement is June 1, 2026.

Prospectus Supplement
Prospectus
We have provided you only with the information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus that we may provide to you. None of us, the Selling Shareholders, or the underwriters have authorized anyone to provide you with different or additional information. None of us, the Selling Shareholders, or the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than our Common Stock. Neither we, the Selling Shareholders, nor the underwriters are offering to sell shares of our Common Stock or seeking offers to buy shares of our Common Stock in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we may provide to you is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our Common Stock. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we may provide to you and the information incorporated by reference in them, you should rely on the information in the document with the most recent date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless the context indicates otherwise, references in this prospectus supplement to “we,” “us,” “our” and “Constellation” refer to Constellation Energy Corporation. References in this prospectus supplement to the “Selling Shareholders” refer to the persons identified as such under the heading “Selling Shareholders.”
This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which the Selling Shareholders are offering and selling our Common Stock and important business information about us, and also adds to and updates information contained in the accompanying prospectus dated January 7, 2026, which forms a part of a registration statement on Form S-3 (File No. 333-292608), and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which, among other things, gives more general information, some of which may not apply to this offering, and which contains and incorporates by reference important business and financial information about us and other information about this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process.
This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, as permitted by the rules and regulations of the SEC. For further information, we refer you to our registration statement on Form S-3, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
You should read both this prospectus supplement and the accompanying prospectus as well as additional information incorporated by reference herein and described under “Where You Can Find More Information” beginning on page S-33 of this prospectus supplement and “Documents Incorporated by Reference” beginning on page S-34 of this prospectus supplement before investing in our Common Stock.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Words such as “could,” “may,” “expects,” “anticipates,” “will,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding this offering.
Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. The factors that could cause actual results to differ materially from the forward-looking statements made by us include those factors discussed herein, as well as the items discussed in (i) our 2025 Annual Report in (a) Part I, ITEM 1A. Risk Factors, (b) Part II, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part II, ITEM 8. Financial Statements and Supplementary Data: Note 18 — Commitments and Contingencies; (ii) our Q1 2026 Quarterly Report in (a) Part II, ITEM 1A. Risk Factors, (b) Part I, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part I, ITEM 1. Financial Statements: Note 15 — Commitments and Contingencies; and (iii) other factors discussed in filings with the SEC by us.
You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

S-iii

SUMMARY
This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering and information about our business. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” beginning on page S-4 of this prospectus supplement and the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.
OUR BUSINESS
We are the largest private-sector power producer in the world and the nation’s largest producer of clean and reliable energy. With 55 gigawatts of capacity from nuclear, natural gas, geothermal, hydro, wind and solar facilities, our fleet has the generating capacity to power the equivalent of 27 million homes, providing about 10% of the nation’s clean energy and delivering the around-the-clock reliability needed to power America’s growing economy. We are also the largest nuclear energy company in the U.S. and a leading competitive retail supplier, serving approximately 2.5 million customer accounts nationwide, including three-fourths of the Fortune 100. We are committed to investing in innovation and new technologies to drive the transition to a reliable, sustainable and secure energy future.
CORPORATE INFORMATION
We were incorporated under the laws of the Commonwealth of Pennsylvania on June 15, 2021. Our principal executive offices are located at 1310 Point Street, Baltimore, Maryland 21231. The telephone number at our principal executive offices is (833) 883-0162. Our website address is http://www.constellationenergy.com. Information on or accessible through our website is not incorporated by reference into this prospectus supplement and does not constitute part of this prospectus supplement.
SHARE REPURCHASE
Subject to, and substantially concurrently with, the completion of this offering, we intend to purchase from the underwriters 2,000,000 shares of our Common Stock that are the subject of this offering at the price paid to the Selling Shareholders by the underwriters in this offering. The closing of this offering is not conditioned upon the completion of the Share Repurchase, and the closing of the Share Repurchase is contingent on the closing of this offering. We intend to fund the Share Repurchase with cash on hand. Any shares of our Common Stock that we repurchase in the Share Repurchase will be cancelled. As a result, the funding of the Share Repurchase will, if completed, decrease the amount of cash and cash equivalents on our consolidated balance sheet. The Share Repurchase will be completed pursuant to the Share Repurchase Program (as defined below).
The description and the other information in this prospectus supplement regarding the Share Repurchase are included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any Common Stock subject to the Share Repurchase or the Share Repurchase Program.
Share Repurchase Program
Since 2023, our board of directors (our “Board”) has authorized the repurchase of up to $7.4 billion of our outstanding Common Stock (the “Share Repurchase Program”). As of the date of this prospectus supplement, there was approximately $4.1 billion of remaining authority to repurchase shares of our outstanding Common Stock, which reflects the net impact of capped call options. No other repurchase plans or programs have been authorized.
Pursuant to the Share Repurchase Program, shares may be repurchased from time to time through various methods, including but not limited to, in open market transactions, privately negotiated transactions, or purchases pursuant to a Rule 10b5-1 trading plan, provided that the amounts spent do not exceed what is authorized. Any repurchased shares are constructively retired and cancelled. The Share Repurchase Program does not obligate us to acquire a minimum number of shares during any period and our repurchase of shares of our Common Stock may be limited, suspended, or discontinued at any time at our discretion and without prior notice.

THE OFFERING
The summary below describes the principal terms of this offering.
Issuer
Constellation Energy Corporation.
Shares of Common Stock Offered By the Selling Shareholders
11,000,000 shares, or 12,350,000 shares if the underwriters exercise in full their option to purchase additional shares of Common Stock from the Selling Shareholders.
Option to Purchase Additional Shares
The Selling Shareholders have granted the underwriters an option to purchase up to an additional 1,350,000 shares of our Common Stock within 30 days of the date of this prospectus supplement.
Common Stock to be outstanding immediately after this offering and the Share Repurchase
357,102,017 shares.
Use of Proceeds
The Selling Shareholders will receive all of the net proceeds from the sale of the shares of our Common Stock in this offering. We will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Shareholders. See “Use of Proceeds.”
Share Repurchase
Subject to, and substantially concurrently with, the completion of this offering, we intend to purchase from the underwriters 2,000,000 shares of our Common Stock that are the subject of this offering at the price paid to the Selling Shareholders by the underwriters in this offering. The closing of this offering is not conditioned upon the completion of the Share Repurchase, and the closing of the Share Repurchase is contingent on the closing of this offering.
Dividend Policy
On February 24, 2026, our Board announced that it expected to grow the dividend per share by 10% in 2026 compared to the dividend per share in 2025 and declared a cash dividend on our Common Stock in the amount of $0.4265 per share, payable on March 20, 2026 to shareholders of record as of the close of business on March 9, 2026. Our Board subsequently declared a quarterly dividend in the amount of $0.4265 per share on April 28, 2026, payable on June 5, 2026 to shareholders of record as of the close of business on May 15, 2026. We cannot assure you, however, that we will pay dividends in the future in this amount or at all. The decision to pay any future dividends is solely within the discretion of, and subject to approval by, our Board and subject to any restrictions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). Our Board’s determination with respect to any such dividends, including the record date, the payment date, and the actual amount of the dividend, will depend upon our profitability and financial condition, contractual restrictions, restrictions imposed by applicable law, and other factors that our Board deems relevant at the time of such determination. See “Dividend Policy.”
Nasdaq Symbol
CEG.
Risk Factors
An investment in our securities involves a high degree of risk. Before making an investment decision, investors should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-4, as well as the other risks and uncertainties described in the documents that we file with the SEC that are incorporated herein by reference.
Transfer Agent
Equiniti Trust Company, LLC.

All of the shares being sold by the Selling Shareholders are currently issued and outstanding. Unless otherwise indicated, in this prospectus supplement, the number of shares of Common Stock to be outstanding after this offering is based on 359,102,017 shares issued and outstanding as of May 29, 2026. This number excludes any shares of our Common Stock which may be issued under our equity compensation plans.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in subsequent reports we have filed or will file with the SEC. In addition, you should carefully consider the risk factors described below related to this offering and an investment in our securities. If any of these risks actually occurs, our business, financial condition, results of operations, and cash flow could be seriously harmed. This could cause the trading price of our Common Stock offered hereby to decline, resulting in a loss of all or part of your investment.
Risks Related to this Offering and Ownership of Our Common Stock
We have experienced recent volatility in the market price and trading volume of our Common Stock and may continue to do so in the future.
The trading price of shares of our Common Stock has fluctuated widely and in the future may be subject to similar fluctuations. As an example, during the 2026 calendar year, the closing sales price of our Common Stock has ranged from a low of $247.06 per share to a high of $366.25 per share. The trading price of our Common Stock may be affected by a number of factors, including our operating results, changes in our earnings estimates, additions or departures of key personnel, our financial condition and liquidity, legislative and regulatory changes, general conditions in the industry in which we operate, general economic conditions, and general conditions in the securities markets. Other risks described in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein or therein could also materially and adversely affect our share price.
Although our Common Stock is listed on the Nasdaq, we cannot assure you that an active public market will continue for our Common Stock or that we will be able to continue to meet the listing requirements of the Nasdaq. If an active public market for our Common Stock does not continue, the trading price and liquidity of our Common Stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our Common Stock may fluctuate significantly more than the stock market as a whole. Without a large float, our Common Stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our Common Stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us.
Our ability to pay dividends to our shareholders is restricted by applicable laws and regulations.
Holders of our Common Stock are only entitled to receive such cash dividends as our Board, in its sole discretion, may declare out of funds legally available for such payments. The decision to pay any future dividends is solely within the discretion of, and subject to approval by, our Board. Our Board’s determination with respect to any such dividends, including the record date, the payment date, and the actual amount of the dividend, will depend upon, among other things, our profitability and financial condition, contractual restrictions, restrictions imposed by applicable law, and other factors that our Board deems relevant at the time of such determination. We cannot assure you, however, that we will pay dividends in the future in the current amounts or at all. Our Board may change the timing and amount of any future dividend payments or eliminate the payment of future dividends to our shareholders at its discretion, without notice to our shareholders.
Our ability to declare and pay dividends to our shareholders is subject to certain laws, regulations, and policies, including minimum capital requirements and, as a Pennsylvania corporation, we are subject to certain restrictions on dividends under the PBCL. Generally, a corporation may only pay dividends under the PBCL if the total assets of the corporation would be more than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
In addition, our ability to pay cash dividends to our shareholders may be limited by covenants in any debt agreements that we may enter into in the future. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate at any time, the payment of dividends on our Common Stock. If as a result, we are unable to pay dividends, investors may be forced to rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Any change in the level of our dividends or the suspension of the payment thereof could have a material adverse effect on the market price of our Common Stock. See “Dividend Policy.”
The availability of shares for sale or other issuance in the future could reduce the market price of our Common Stock.
As of May 29, 2026, we had 359,102,017 shares of Common Stock outstanding. The shares of Common Stock offered in this offering by the Selling Shareholders may be resold in the public market immediately (other than shares of our Common Stock that may be held or acquired by our directors, executive officers or affiliates, as that term is defined in the Securities Act). In addition, the shares of Common Stock held by our directors, our executive officers and the Selling Shareholders will no longer be subject to a contractual restriction on transfer after the 30-day lock-up period provided under agreements executed in connection with this offering. These shares will, however, be able to be resold after the expiration of the lock-up agreements or with the prior written consent of the underwriters, as described in the “Underwriting” section of this prospectus supplement. Any remaining shares not sold in this offering from the newly issued shares received by each Selling Shareholder in the Merger (as defined herein) are subject to a lock-up period which expires on June 30, 2026 for 50%, less the percentage of shares sold in this offering by such Selling Shareholder, of the shares initially received in the aggregate in connection with the Merger and on June 30, 2027 for the remaining 50% initially received in the aggregate in connection with the Merger.
Following the expiration of the aforementioned 30-day lock-up period and June 30, 2026, up to 5,118,402 shares held by the Selling Shareholders that are not sold in this offering, together with shares held by our directors and executive officers (whose aggregate holdings represent less than 1% of our outstanding Common Stock), will be eligible for sale in the public market. We (or the underwriters) may, in our (or their) sole discretion, release all or any portion of the shares subject to lock-up agreements at any time and for any reason.
In addition, our Board has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares of Common Stock, or issue shares of preferred stock, which may be convertible into shares of Common Stock. In the future, we may issue securities to raise cash for acquisitions, as consideration in acquisitions, to pay down debt, to fund capital expenditures or general corporate expenses, in connection with the exercise of stock options or to satisfy our obligations under our Incentive Plan. We may also acquire interests in other companies by using a combination of cash, our preferred stock, and our Common Stock, or just our Common Stock. We may also issue securities, including our preferred stock, that are convertible into, exchangeable for, or that represent the right to receive, our Common Stock.
We cannot predict the effect, if any, that future sales or issuances of shares of our Common Stock or other equity securities, or the availability of shares of our Common Stock or any other equity securities for future sale or issuance, will have on the trading price of our Common Stock. As a result of sales or issuances of a large number of shares of our Common Stock or similar securities in the market after this offering (or the perception that such sales or issuances could occur), the market price of our Common Stock could decline and our ability to raise capital through the sale of additional equity securities could be impaired. Even if we put strategies in place to attempt to address potential or actual price volatility, the effectiveness of such strategies is uncertain.
We may issue preferred stock whose terms could adversely affect the voting power or value of our Common Stock.
Our governing documents authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our Common Stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our Common Stock.
The terms of any future preferred equity or debt financing may give holders of any preferred securities or debt securities rights that are senior to the rights of our common shareholders or impose more stringent restrictions on our operations.
If we incur additional debt or raise equity through the issuance of preferred stock, the terms of the debt or the preferred stock issued may give the holders rights, preferences, and privileges senior to those of holders of our Common Stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations. If we raise funds through the issuance of additional equity, the ownership percentage of our existing shareholders would be diluted.
This offering is not conditioned on the closing of the Share Repurchase.
The closing of the Share Repurchase is conditioned upon the closing of this offering, but the closing of this offering is not conditioned upon the closing of the Share Repurchase. See “Summary — Share Repurchase.” As a consequence, no assurance can be given to purchasers of the Common Stock in this offering that the proposed Share Repurchase will in fact be consummated. If we do not consummate the Share Repurchase, your relative ownership percentage in us will be less than it would be if we complete the Share Repurchase.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Shareholders identified in this prospectus supplement. The Selling Shareholders will receive all of the net proceeds from the sale of these shares. See “Selling Shareholders.”
We have agreed to pay certain expenses incurred by the Selling Shareholders in connection with this offering, other than underwriting discounts and commissions. See “Underwriting” for additional information regarding underwriting compensation.

SELLING SHAREHOLDERS
The following table and footnotes set forth information with respect to the beneficial ownership of our Common Stock by the Selling Shareholders as of May 29, 2026 and immediately after the completion of this offering by the Selling Shareholders and the Share Repurchase.
To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant, or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account, or similar arrangement, or (4) the automatic termination of a trust, discretionary account, or similar arrangement.
The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering and the Share Repurchase as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 357,102,017 shares of our Common Stock outstanding as of May 29, 2026, which includes 11,000,000 shares of Common Stock to be sold by the Selling Shareholders and gives effect to the Share Repurchase. Following the completion of this offering and the Share Repurchase, we do not expect any shareholder who received shares in connection with our acquisition of Calpine Corporation to beneficially own such shares in an amount that exceeds 4.04% or 3.78% of our shares of Common Stock excluding or including exercise of the option to purchase additional shares, respectively.
The underwriters have the option to purchase up to an additional 1,350,000 shares of our Common Stock from the Selling Shareholders as indicated below.
			Shares Offered Hereby		Shares Beneficially Owned After the Offering and the Share Repurchase(1)
	Shares Beneficially Owned Prior to the Offering		Excluding Exercise of the Option to Purchase Additional Shares	Including Exercise of the Option to Purchase Additional Shares	Excluding Exercise of the Option to Purchase Additional Shares		Including Exercise of Option to Purchase Additional Shares
	Number	%	Number	Number	Number	%	Number	%
Selling Shareholders:
Entities affiliated with ECP ControlCo, LLC.(2)	22,043,724	6.14%	7,600,497	8,533,279	14,443,227	4.04%	13,510,445	3.78%
Canada Pension Plan Investment Board(3)	8,138,954	2.27%	2,660,479	2,986,995	5,478,475	1.53%	5,151,959	1.44%
Teacher Retirement System of Texas(4)	2,158,531	*	739,024	829,726	1,419,507	*	1,328,805	*

*
Denotes less than 1%.

(1)
Assumes the Selling Shareholders do not acquire beneficial ownership of any additional shares of our Common Stock.

(2)
Shares Beneficially Owned Prior to the Offering includes 106,918 shares of Common Stock held by ECP III Volt Holdings, LLC; 3,599,243 shares of Common Stock held by ECP III-A Volt Holdings, LLC; 434,667 shares of Common Stock held by ECP III-B Volt Holdings, LLC; 1,487,983 shares of Common Stock held by ECP III-C Volt Holdings, LP; 1,836,426 shares of Common Stock held by ECP III-D Volt Holdings, LP; 3,718,414 shares of Common Stock held by ECP Checkerspot Holdings, LP; 543,086 shares of Common Stock held by ECP IV-A Volt Holdings, LP; 91,013 shares of Common Stock held by ECP IV-B Volt Holdings, LP; 450,142 shares of Common Stock held by ECP IV-C Volt Holdings, LP; 1,182,716 shares of Common Stock held by ECP IV-D Volt Holdings, LP; 703,957 shares of Common Stock held by ECP Calpine Fund GP, LP.; 7,270,971 shares of Common Stock held by ECP Calpine Continuation Fund, LP; and 618,188 shares of Common Stock held by ECP Calpine Rollover Fund, LP.
Shares Offered Hereby (Excluding Exercise of the Option to Purchase Additional Shares) includes 37,769 shares of Common Stock held by ECP III Volt Holdings, LLC; 1,271,443 shares of Common Stock held by ECP III-A Volt Holdings, LLC; 153,547 shares of Common Stock held by ECP III-B Volt Holdings, LLC; 525,634 shares of Common Stock held by ECP III-C Volt Holdings, LP; 648,722 shares of Common Stock held by ECP III-D Volt Holdings, LP; 1,313,540 shares of Common Stock held by ECP Checkerspot Holdings, LP; 191,846 shares of Common Stock held by ECP IV-A Volt Holdings, LP; 32,150 shares of Common Stock held by ECP IV-B Volt Holdings, LP; 159,013 shares of Common Stock held by ECP IV-C Volt Holdings, LP; 417,797 shares of Common Stock held by ECP IV-D Volt Holdings, LP; 62,168 shares of Common Stock held by ECP Calpine Fund GP, LP.; 2,568,492 shares of Common Stock held by ECP Calpine Continuation Fund, LP; and 218,376 shares of Common Stock held by ECP Calpine Rollover Fund, LP.
Shares Offered Hereby (Including Exercise of Option to Purchase Additional Shares) includes 42,404 shares of Common Stock held by ECP III Volt Holdings, LLC; 1,427,483 shares of Common Stock held by ECP III-A Volt Holdings, LLC; 172,391 shares of Common Stock held by ECP III-B Volt Holdings, LLC; 590,143 shares of Common Stock held by ECP III-C Volt Holdings, LP; 728,337 shares of Common Stock held by ECP III-D Volt Holdings, LP; 1,474,747 shares of Common Stock held by ECP Checkerspot Holdings, LP; 215,390 shares of Common Stock held by ECP IV-A Volt Holdings, LP; 36,095 shares of Common Stock held by ECP IV-B Volt Holdings, LP; 178,528 shares of Common Stock held by ECP IV-C Volt Holdings, LP; 469,072 shares of Common Stock held by ECP IV-D Volt Holdings, LP; 69,797 shares of Common Stock held by ECP Calpine Fund GP, LP.; 2,883,716 shares of Common Stock held by ECP Calpine Continuation Fund, LP; and 245,176 shares of Common Stock held by ECP Calpine Rollover Fund, LP.
ECP ControlCo, LLC is the managing member of each of Energy Capital Partners III, LLC, Energy Capital Partners IV, LLC and ECP Calpine GP, LLC.
Energy Capital Partners III, LLC, as a result of its indirect control over each of the following entities, may be deemed to share beneficial ownership of the securities held of record by each of ECP III Volt Holdings, LLC, ECP III-A Volt Holdings, LLC, ECP III-B Volt Holdings, LLC, ECP III-C Volt Holdings, LP, ECP III-D Volt Holdings, LP, and ECP Checkerspot Holdings, LP.
Energy Capital Partners IV, LLC, as a result of its indirect control over each of the following entities, may be deemed to share beneficial ownership of the securities held of record by each of ECP IV-A Volt Holdings, LP, ECP IV-B Volt Holdings, LP, ECP IV-C Volt Holdings, LP, and ECP IV-D Volt Holdings, LP.
ECP Calpine GP, LLC, as a result of its direct control over ECP Calpine Fund GP, LP and indirect control over each of the following entities, may be deemed to share beneficial ownership of the securities held of record by each of ECP Calpine Continuation Fund, LP and ECP Calpine Rollover Fund, LP. ECP Calpine Fund GP, LP in its capacity as the general partner of ECP Calpine Continuation Fund, LP and ECP Calpine Rollover Fund, LP may also be deemed to share beneficial ownership of the securities held of record by each of ECP Calpine Continuation Fund, LP and ECP Calpine Rollover Fund, LP.
ECP ControlCo, LLC is controlled by its board of managers, which consists of Douglas Kimmelman, Peter Labbat, Tyler Reeder, Rahman D’Argenio, Raoul Hughes and Xavier Robert (together, the “ECP Managers”), all of whom collectively share the power to vote and dispose of the securities beneficially owned by ECP ControlCo, LLC. As a result of these relationships, each of ECP ControlCo, LLC and the ECP Managers may be deemed to share beneficial ownership of the securities that may be deemed to be beneficially owned by each of Energy Capital Partners IV, LLC, Energy Capital Partners III, LLC and ECP Calpine GP, LLC. Each of the ECP Managers disclaims any such beneficial ownership.

The address for each of the entities named in this footnote is c/o ECP, 40 Beechwood Road, Summit, NJ 07901.
(3)
Includes 7,531,358 shares of Common Stock held directly by Canada Pension Plan Investment Board (“CPPIB”). CPPIB may also be deemed to beneficially own an additional 607,596 shares of common stock through another wholly-owned subsidiary, which 607,596 shares are not being offered hereby. The principal business address of CPPIB is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada.

(4)
The principal business address of such Selling Shareholder is 4655 Mueller Blvd., Austin, Texas 78723. An investment committee of more than three natural persons exercises voting and dispositive control of the shares of Common Stock held of record by the Teacher Retirement System of Texas, and the approval of a majority of the members of the investment committee is required in connection with any exercise of voting or dispositive rights with respect to the Common Stock. Accordingly, no other person is the beneficial owner of the shares of Common Stock beneficially owned by Teacher Retirement System of Texas.

Registration Rights Agreement
The shares of our Common Stock being sold under this prospectus supplement were acquired from us on January 7, 2026 in connection with the closing of the Mergers (as defined in that certain Agreement and Plan of Merger, dated as of January 10, 2025, by and among Constellation Energy Corporation, Calpine Corporation, and the other parties thereto). In connection with the closing of the Mergers, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of the Selling Shareholders (the “RRA Parties”), pursuant to which we agreed to file with the SEC a registration statement registering for resale shares of our Common Stock. Under the Registration Rights Agreement, the RRA Parties have piggyback registration rights with respect to certain other underwritten offerings conducted by us. The Registration Rights Agreement contains customary indemnification and contribution obligations.
Under the Registration Rights Agreement, the RRA Parties are also subject to a lock-up, subject to certain exceptions, with respect to the transfer of the shares of 50,000,000 newly issued shares of our Common Stock received by such RRA Parties as a result of the Mergers, with one-half of such shares released from the lock-up on June 30, 2026, and the remaining one-half of such shares released from the lock-up on June 30, 2027.
In connection with this offering, we have waived the lock-up under the Registration Rights Agreement with respect to the shares offered hereby. However, if this offering is not consummated, the lock-ups described above will remain in place. Additionally, in connection with this offering, the Selling Shareholders have entered into lock-up agreements described herein with respect to their shares not sold in this offering or the Share Repurchase for a 30-day period beginning the date hereof. See “Underwriting.”

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our Common Stock, based on our Amended and Restated Articles of Incorporation (the “Articles”) and our Second Amended and Restated Bylaws (our “bylaws” and, together with the Articles, the “Charter Documents”) currently in effect under Pennsylvania law. The summary is not complete and is qualified in its entirety by reference to each of the Charter Documents, each of which is incorporated by reference herein. For additional information, please read our Charter Documents and the applicable provisions of the PBCL.
Authorized Capital Stock
Under the Articles, our authorized capital stock consists of 1,000,000,000 shares of our Common Stock and 100,000,000 shares of our preferred stock.
Common Stock
As of May 29, 2026, we had 359,102,017 shares of Common Stock outstanding. The outstanding shares of our Common Stock are validly issued, fully paid and nonassessable.
Dividends
Holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board, in its discretion, out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.
Voting Rights
Except as otherwise provided in the PBCL, and, subject to the rights of holders of any series of our preferred stock, the holders of our Common Stock have the exclusive voting power, and each holder of our Common Stock is entitled to one vote for every share of our Common Stock held by such holder. Except as otherwise provided in the PBCL or the Charter Documents, whenever any corporate action is to be taken by vote of our shareholders, it shall be authorized by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a duly organized meeting of shareholders. Our shareholders may act only at a duly organized meeting.
Liquidation Rights
In the event of a liquidation, dissolution or winding up of Constellation, the holders of our Common Stock are entitled to share ratably in all assets and funds available for distribution after the payment of all of our liabilities and subject to the liquidation preferences of any outstanding preferred stock.
Other Rights and Preferences
Our Common Stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The rights and preferences of holders of our Common Stock are subject to the rights of any series of preferred stock that we may issue.
Preferred Stock
As of May 29, 2026, we had zero shares of preferred stock outstanding. Under the terms of the Articles, our Board has the full authority permitted by law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of our preferred stock that may be desired to the extent not determined by the Articles.
Certain Anti-Takeover Provisions
Provisions of the PBCL and the Charter Documents could make it more difficult to acquire control of Constellation by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of Constellation to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Constellation outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Potential Issuances of Our Preferred Stock
Although we do not currently have any shares of our preferred stock outstanding, our Board is authorized under the Articles to establish, from our authorized but unissued shares of preferred stock, one or more series of shares of preferred stock and to determine, with respect to any such series of preferred stock, the terms and rights of such series, including, for example, the designation, the preferences, limitations and special rights. Thus, the rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that our Board may designate and we may issue in the future.
Our authorized shares, including shares of preferred stock and Common Stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings
Our bylaws require shareholders seeking to nominate persons for election as directors at an annual meeting of shareholders, or to bring other business before an annual meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. A shareholder’s notice must be in proper written form and must set forth the information required under our bylaws, including information related to the shareholder of record giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made and their control persons and information about the proposal or nominee for election to our Board.
A shareholder who meets criteria specified in our bylaws may also require that we include one or more eligible shareholder nominees in our proxy materials through provisions commonly referred to as “proxy access.” Subject to the requirements set forth in our bylaws, any shareholder or group of up to twenty shareholders holding both full economic interest and investment and voting rights with respect to at least 3% of our outstanding Common Stock continuously for at least three years may require that shareholder nominees representing up to 20% of the directors to be elected be included in our proxy materials for the meeting.
Provisions Relating to the Election of Our Board of Directors
Under the Charter Documents, shareholders are entitled to only one vote for each share held in all elections for directors, and shareholders do not have the right to cumulate their votes for the election of directors. As required by the PBCL, directors shall be elected by a plurality of votes cast. However, in an election of directors that is not a contested election (as defined in our bylaws), if any nominee who is not an incumbent director receives a plurality of the votes cast but does not receive a majority of the votes cast, the resignation of such nominee previously tendered pursuant to our bylaws will be automatically accepted and if any nominee who is an incumbent director receives a plurality of the votes cast but does not receive a majority of the votes cast, the committee of our Board authorized to nominate candidates for election to our Board will make a recommendation to our Board on whether to accept the director’s resignation previously tendered pursuant to our bylaws or whether other action should be taken.
Removal of Directors
Under the Articles, except as may be otherwise provided with respect to directors elected by the holders of any series of our preferred stock, our entire Board or any individual director may be removed from office only with cause by vote of at least a majority of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class. Under the Articles, cause for removal will exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction or deemed liable by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s duties to Constellation.
Size of Board
Under the Articles, subject to any rights of holders of our preferred stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such preferred stock, the number of directors on our Board may not be less than 5 nor more than 15. Within such limit, the number of directors constituting the whole board will be fixed solely by resolution adopted by a majority of our entire Board (assuming no vacancies). Our Board currently consists of eleven members.
Director Vacancies
Under the Articles, except as may be otherwise provided with respect to directors elected by the holders of any series of our preferred stock, vacancies in our Board, including vacancies resulting from an increase in the number of directors or from the failure by shareholders to elect the full authorized number of directors, may only be filled by a majority vote of the remaining members of our Board, or by a sole remaining director, and each person so selected shall be a director to serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor has been elected and qualified or until his or her earlier death, resignation or removal.
Amendment to Articles
Under the PBCL, only our Board, or shareholders who are entitled to cast at least 10% of the votes that all shareholders are entitled to cast on an amendment to the Articles and who comply with statutory procedures, may propose any amendment to the Articles. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of our preferred stock, any amendment to the Articles will require the affirmative vote of the holders of at least a majority of the voting power of all of our shares entitled to vote generally in the election of directors, voting together as a single class, except for amendments on matters specified in the PBCL that do not require shareholder approval.
Amendment to Bylaws
Except as otherwise provided in the express terms of any series of the shares of Constellation, any one or more provisions of our bylaws may be altered or repealed by our Board except that our Board may not adopt, alter or repeal bylaws that the PBCL specifies may be adopted only by shareholders and our Board may not amend or repeal any bylaw adopted by the shareholders that provides that it shall not be amended or repealed by our Board. Except as otherwise provided in the express terms of any series of the shares of Constellation, the shareholders may adopt new bylaws, or amend or repeal bylaws, with the affirmative vote of at least a majority of the voting power of all of our shares entitled to vote generally in the election of directors, voting together as a single class.
Special Meetings of Company Shareholders
The Charter Documents do not contain a provision permitting shareholders to call a special meeting.
Shareholder Action by Written Consent
The Charter Documents do not contain a provision permitting action by written consent of the shareholders.
Pennsylvania Anti-Takeover Statutes
Under Section 1715 of the PBCL, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider various constituencies, including, shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable the anti-takeover statutes set forth in Chapter 25 of the PBCL (described below); or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.
Chapter 25 of the PBCL contains several anti-takeover statutes applicable to publicly-traded corporations. Corporations may opt out of such anti-takeover statutes under certain circumstances. We have not opted out of any of such statutes.
Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an “interested shareholder” to be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. “Interested shareholder” is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.
Subchapter 25E of the PBCL requires a person or group of persons acting in concert that acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, Subchapter 25E does not apply to shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or to a one-step merger.
Subchapter 25F of the PBCL generally establishes a five-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder” is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock. “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the five-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.
Subchapter 25G of the PBCL provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquirer, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1∕3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.
Subchapter 25H of the PBCL provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such 18-month period or within 24 months before such period. A controlling person or group is a person or group that has acquired, offered to acquire or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation. Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.

Subchapter 25I of the PBCL mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control share acquisition. Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control share approval. Severance equals the weekly compensation of the employee multiplied by the employee’s years of service (up to 26 years), less payments made due to the termination.
Subchapter 25J of the PBCL requires the continuation of certain labor contracts relating to business operations owned at the time of a control share approval.
Limitations on Liability of Directors and Indemnification of Directors and Officers
The PBCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for any action taken as directors, unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, this does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. The Articles include such an exculpation provision.
Our bylaws generally provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the PBCL. The PBCL provides that indemnification shall not be made in respect in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
We have in place policies meant to insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacities as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.
The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit Constellation and our shareholders. However, these provisions will not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The provisions will not alter the liability of directors under the federal securities laws.
Exclusive Forum
The Articles provide that unless our Board consents in writing to an alternative forum, a state court within the Commonwealth of Pennsylvania (or if no such state court has jurisdiction, a federal district court within the Commonwealth of Pennsylvania), to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over all indispensable parties named as defendants, will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Constellation (including any derivative suit brought to enforce any liability or duty created by the Exchange Act), (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of Constellation to Constellation or our shareholders, (iii) any action asserting a claim against Constellation or any of our directors, officers or employees arising pursuant to any provision of the PBCL or as to which the PBCL confers jurisdiction on the Pennsylvania Courts of Common Pleas or the Charter Documents or (iv) any action asserting a claim against Constellation or any of our directors, officers or employees governed by the internal affairs doctrine.
The Articles also provide that unless a majority of our Board consents in writing to an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, will be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Insofar as a derivative action or proceeding seeks to enforce a liability or duty under the Exchange Act, our exclusive forum provision may be ineffective as the Exchange Act creates exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act. Thus, although the Articles include these exclusive forum provisions, it is possible that a court could rule that these provisions are inapplicable or unenforceable. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Listing and Trading
Our Common Stock is listed on the Nasdaq under the trading symbol “CEG.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

DIVIDEND POLICY
On February 24, 2026, our Board announced that it expected to grow the dividend per share by 10% in 2026 compared to the dividend per share in 2025 and declared a cash dividend on our Common Stock in the amount of $0.4265 per share, payable on March 20, 2026 to shareholders of record as of the close of business on March 9, 2026. Our Board subsequently declared a quarterly dividend in the amount of $0.4265 per share on April 28, 2026, payable on June 5, 2026 to shareholders of record as of the close of business on May 15, 2026. We cannot assure you, however, that we will pay dividends in the future in this amount or at all. The decision to pay any future dividends is solely within the discretion of, and subject to approval by, our Board. Our Board’s determination with respect to any such dividends, including the record date, the payment date, and the actual amount of the dividend, will depend upon our profitability and financial condition, contractual restrictions, restrictions imposed by applicable law, and other factors that our Board deems relevant at the time of such determination.
Generally, a corporation may only pay dividends under the PBCL if the total assets of the corporation would be more than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Our ability to pay dividends to our shareholders is restricted by applicable laws and regulations.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a summary of material U.S. federal income tax considerations related to the acquisition, ownership, and disposition of our Common Stock by non-U.S. holders, as defined below, acquired pursuant to this offering. This discussion assumes that a holder will hold our Common Stock acquired pursuant to this offering as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances and does not purport to be a complete analysis of all the potential tax considerations relating thereto. In addition, this discussion does not address (i) other U.S. federal tax laws, such as estate and gift tax laws, (ii) state, local, or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, brokers, dealers or traders in securities, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements), “qualified foreign person funds” as defined in Section 897(1)(2) of the Code (or any entities all of the interest of which are held by a qualified foreign person fund), pension plans, persons having a “functional currency” other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, taxpayers required to accelerate the recognition of any item of gross income as a result of such income being reported on an applicable financial statement, taxpayers subject to the base erosion and anti-abuse tax, or U.S. expatriates and former long-term residents of the United States, (iv) the special tax rules that may apply to investors that acquire, hold, or dispose of our Common Stock as part of a straddle, hedge, constructive sale, conversion, or other integrated or risk reduction transaction, or (v) the impact, if any, of the alternative minimum tax or the Medicare tax imposed on net investment income under section 1411 of the Code.
This summary is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.
The tax treatment of a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it of the acquisition, ownership, and disposition of our Common Stock.
THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Common Stock that is neither an entity treated as a partnership for U.S. federal income tax purposes nor any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions on Common Stock
If we pay cash or distribute property to holders of shares of Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain from the sale or exchange of the Common Stock and will be treated as described under “— Sale or Other Taxable Disposition” below. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below, we or the applicable withholding agent, may treat such entire distribution, if any, as a dividend.
Subject to the withholding requirements under FATCA (as defined and discussed below), dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable income tax treaty withholding rate generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or any successor form of the foregoing) and certify under penalties of perjury that such holder is not a United States person and is eligible for the benefits of the applicable income tax treaty or (ii) if our Common Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These certifications must be provided to us or the applicable withholding agent before any dividend payments are made, and may need to be periodically updated.
A non-U.S. holder eligible for a reduced rate of withholding of United States federal income tax pursuant to an income tax treaty may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).
Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a United States person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing the applicable withholding agent with a duly completed and executed IRS Form W-8ECI (or any successor form thereof) certifying eligibility for exemption).
Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale or Other Taxable Disposition
Subject to the summary below regarding backup withholding and FATCA (as defined and discussed below), any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our Common Stock generally will not be subject to U.S. federal income tax, unless:
(i)   the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);
(ii)   the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
(iii)   we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the Common Stock.
Any gain recognized by a non-U.S. holder that is described in clause (i) above or, subject to the exemption described with respect to clause (iii) below, clause (iii) above generally will be subject to U.S. federal income tax on a net basis at the income tax rates generally applicable to a United States person, and such non-U.S. holder will be required to file a U.S. federal income tax return. Any gain of a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
An individual non-U.S. holder that is described in clause (ii) above generally will be subject to a flat 30% tax (or a lower applicable income tax treaty rate) on the U.S. source capital gain derived from the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses during the taxable year of the disposition.
With respect to clause (iii) above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We have not performed any formal analysis to determine whether we are a USRPHC. In the event that we are or become a USRPHC, a non-U.S. holder generally would not be subject to U.S. net federal income tax as a result of our being a USRPHC upon the sale or other taxable disposition of our Common Stock as long as our Common Stock is “regularly traded on an established securities market” (within the meaning of the Treasury regulations) and such non-U.S. holder holds 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. If we are or were to become a USRPHC and our Common Stock were not considered to be regularly traded on an established securities market, a non-U.S. holder (regardless of the percentage of stock owned) would be taxed on gain recognized on the sale or other taxable disposition of our Common Stock in the same manner as if such non-U.S. holder were a United States person, and a 15% withholding tax would apply to the gross proceeds from the sale or other taxable disposition of our Common Stock (including a distribution treated as a return of capital, as described under “— Distributions on Common Stock” above). Our Common Stock is currently listed on the Nasdaq and, although no assurance can be given, we expect that, for as long as our Common Stock continues to be so listed, the Common Stock will be treated as regularly traded on an established securities market.
Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty, in their particular circumstances.
Information Reporting and Backup Withholding
We generally must report annually to the IRS and to each non-U.S. holder of our Common Stock the amount of dividends paid to such holder on our Common Stock, the tax, if any, withheld with respect to those dividends, and such holder’s name and address. Copies of the information returns reporting those dividends and withholding taxes may also be made available to the tax authorities in the country in which the

non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our Common Stock to or through the U.S. office (and, in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.
Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax on reportable payments with respect to our Common Stock. A non-U.S. holder generally may eliminate the requirement for backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or any successor form of the foregoing) or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
FATCA
Sections 1471 through 1474 of the Code and Treasury regulations and administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends such as dividends, if any, paid on our Common Stock made to (i) “foreign financial institutions” (as defined in the Code and including, in some cases, when such foreign financial institution is acting as an intermediary) unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders and (ii) certain “non-financial foreign entities” (as defined in the Code and including, in some cases, when such non-financial foreign entity is acting as an intermediary) unless they certify certain information regarding their direct and indirect U.S. owners. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from the disposition of assets such as our Common Stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE ACQUISITION OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND INCOME TAX TREATIES.

UNDERWRITING
We and the Selling Shareholders named herein have entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC with respect to the shares of Common Stock subject to this offering. Subject to the terms and conditions in the Underwriting Agreement, the Selling Shareholders have severally agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Selling Shareholders, the number of shares of Common Stock set forth opposite its name below.
Underwriter	Number of Shares
Morgan Stanley & Co. LLC	5,500,000
J.P. Morgan Securities LLC	5,500,000
Total	11,000,000
Subject to the terms and conditions set forth in the Underwriting Agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the Underwriting Agreement if any of these shares are purchased. If an underwriter defaults, the Underwriting Agreement provides that the purchase commitment of the non-defaulting underwriter may be increased or the Underwriting Agreement may be terminated.
We and the Selling Shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the Underwriting Agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Selling Shareholders.
Paid by the Selling Shareholders
Per Share	$2.00
Total	$22,000,000
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.20 per share from the initial public offering price. After the initial offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The expenses of the offering, not including the underwriting discount, are estimated at approximately $2.0 million and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.
Option to Purchase Additional Shares of Common Stock
The Selling Shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,350,000 additional shares of Common Stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the Underwriting Agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities (Lock-Up Provision)
We have agreed that, for a period of 30 days after the date of this prospectus supplement, we will not, without the prior written consent of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our Common Stock or such other securities, in cash or otherwise; (iii) file any registration statement with the SEC relating to the offering of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock; or (iv) publicly disclose the intention to take any action described above, provided that we must give the underwriters notice substantially at the same time of any request to release or waive the restrictions set forth in this paragraph.
These restrictions will not apply to:
•
the issuance by us of shares of our Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement as described herein;

•
the issuance by us of, or the grant by us of awards with respect to, shares of our Common Stock, including upon the settlement of unvested performance-based performance share awards and time based restricted stock units pursuant to the Constellation Energy Corporation 2022 Long-Term Incentive Plan or upon the settlement of deferred stock units pursuant to the Constellation Deferred Compensation Plan and the Constellation Non-Employee Directors’ Deferred Stock Unit Program, including upon the vesting, exercise or settlement of such awards,

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the restricted period and (ii) any public announcement or filing under the Exchange Act by us regarding the establishment of such plan shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the 30-day lock-up period,

•
the filing of a registration statement on Form S-4 or other appropriate form with respect to the issuance by us of shares of Common Stock in connection with future business combinations or acquisitions and the entering into of an acquisition agreement or other offer or contract to sell with respect thereto; provided that any issuance of such shares of Common Stock takes place 30 days or more after the date of this prospectus supplement;

•
the issuance of up to 10% of the outstanding shares of Common Stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, Common Stock, immediately following the closing date, in acquisitions or other similar strategic transactions; provided that each recipient of shares of our Common Stock or securities convertible into or exercisable or exchangeable for shares of our Common Stock pursuant to this fifth bullet shall execute a lock-up agreement substantially in the form provided by the underwriting agreement;

•
the filing of (i) any registration statement on Form S-3 pursuant to any registration rights agreement entered into in connection with a transaction permitted by the fourth bullet above, or (ii) the filing of any prospectus supplement in connection with the foregoing clause (i), solely with respect to sales by selling shareholders thereunder; and

•
the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in the prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

The Selling Shareholders and our executive officers and directors have agreed not to sell or transfer any Common Stock or securities convertible into, exchangeable for, exercisable for, or repayable with Common Stock, for 30 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters. Specifically, such persons have agreed, with certain limited exceptions as further described below, not to directly or indirectly:

•
offer, pledge, sell or contract to sell any Common Stock;

•
sell any option or contract to purchase any Common Stock;

•
purchase any option or contract to sell any Common Stock;

•
grant any option, right or warrant for the sale of any Common Stock;

•
lend or otherwise dispose of or transfer any Common Stock;

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Common Stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•
publicly disclose the intention to take any action described above.

This lock-up provision applies to Common Stock and to securities convertible into or exchangeable or exercisable for or repayable with Common Stock. It also applies to Common Stock owned now or acquired later by the person executing the agreement or for which such person later acquires the power of disposition. With respect to those Selling Shareholders who are not officers of Constellation, these restrictions will not apply to:
(a)
the shares of Common Stock to be sold under the underwriting agreement;

(b)
transactions relating to Common Stock or other securities acquired in open market transactions after the completion of the public offering;

(c)
transfers (i) as a bona fide gift or for estate planning purposes, (ii) to immediate family members, (iii) to any trust for the benefit of the grantor or any immediate family member, (iv) to any beneficiary of a trust executing the agreement or the estate of any such beneficiary, (v) as a charitable contribution, (vi) to a business entity of which the person executing the agreement and his or her immediate family member are the legal and beneficial owner of all of the outstanding equity securities or (vii) by will or intestate succession;

(d)
transfers (i) to any business entity that is an affiliate for the direct or indirect benefit of the person executing the agreement or his or her immediate family, or if such person is an estate planning vehicle, to a trustor or beneficiary of the trust or other estate planning vehicle or to the estate of a beneficiary of such trust or other estate planning vehicle, or to any investment fund or other entity controlled or managed by the person executing the agreement or affiliates of such person or (ii) as part of a transfer without consideration by such person to its stockholders, members or other equity holders, or to the estates of any such equity holders;

(e)
transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (c) or (d) above;

(f)
if the person executing the agreement is a business entity, transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (i) to a business entity that is an affiliate of such person, or to any entity directly or indirectly controlling, controlled by, managing or managed by or under common control with such person or affiliates of such person, or (ii) as part of a transfer without consideration by the person executing the agreement to its stockholders, partners, members, managers, subsidiaries, affiliates or other equity holders (or, in each case, its nominee or custodian);

(g)
transfers pursuant to an order of a court or regulatory agency or by operation of law;

(h)
transfers to Constellation (i) pursuant to agreements under which Constellation has the option to repurchase such shares or (ii) upon an employee’s death, disability or termination of employment with Constellation;

(i)
transfers (including by way of “net” or “cashless” exercise) in connection with the conversion of any convertible security into Common Stock; provided that any such shares of Common Stock received shall be subject to the terms of the lock-up provision and provided further that any such convertible security is held by the person executing the agreement pursuant to an agreement or plan which is described in the registration statement;
(j)
transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a change of control of Constellation Energy Corporation;

(k)
transfers pursuant to a pledge of the Common Stock, or indirectly pursuant to a pledge of the equity interests of the entity that directly owns the Common Stock, in connection with any a bona fide financing arrangement of a Selling Shareholder, with respect to Common Stock owned by such party entered into with a financial institution; provided that certain loan-to-value ratio parameters are satisfied and that any such financing arrangement is recourse only to the Selling Shareholder, and/or its assets and not to Constellation or its subsidiaries; or

(l)
transfers pursuant to a Rule 10b5-1 Plan, provided that (i) such plan does not provide for the transfer of Common Stock during the 30-day lock-up and (ii) to the extent a public announcement is required or made regarding the establishment of such plan, such announcement includes a statement that no transfer of Common Stock may be made during the 30-day lock-up period;

provided, that, in the case of certain transfers above, (i) each transferee shall sign and deliver a lock-up agreement substantially similar to the lock-up provision and/or (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be voluntarily made during the 30-day lock-up period.
With respect to those Selling Shareholders who are officers of Constellation, the lock-up provision and the above restrictions will not apply to (i) those transfers listed in clauses (a) through (l) above, in addition to (ii) the sale of such officer’s Common Stock or securities convertible into or exercisable or exchangeable for Common Stock in one or more transactions of up to $1.0 million in aggregate gross sale proceeds.
Certain of the Selling Shareholders have informed us that they intend to distribute shares of Common Stock to certain limited partners, at the election of such parties, upon completion of this offering. Such distributions will not be prohibited by the lock-up provision, but the recipients of such distributed shares of Common Stock will be required to sign a substantially similar lock-up provision.
Nasdaq Listing
The shares are listed on the Nasdaq under the symbol “CEG.”
Price Stabilization; Short Position
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Common Stock. However, the underwriters may engage in transactions that stabilize the price of the Common Stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our Common Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Common Stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:
(a)
to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require Constellation or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom except that the shares may be offered to the public in the United Kingdom at any time:
(a)
where (i) the offer is conditional on the admission of the shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR) or (ii) the shares being offered are at the time of the offer already admitted to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(b) of Schedule 1 of the POATR);

(b)
to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

(c)
to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or

(d)
in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.
This prospectus supplement is for distribution only to, and is only directed at, qualified investors (as defined under paragraph 15 of the POATR) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated (all such persons being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, Constellation, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This prospectus supplement relates to an exempt offer which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (the “DFSA”). The DFSA has not approved this prospectus supplement nor has any responsibility for reviewing or verifying any document or other documents in connection with this offering. Accordingly, the DFSA has not approved this prospectus supplement or any other associated documents nor taken any steps to verify the information set out in this prospectus supplement, and has no responsibility for it.
The shares have not been offered and will not be offered to any persons in the DIFC except on the basis that an offer is:
(i)
an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the DFSA Rulebook; and

(ii)
made only to persons who meet the “Deemed Professional Client” criteria set out in Rule 2.3.4 of the Conduct of Business (COB) module of the DFSA Rulebook, who are not natural persons.

Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Israel
In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 - 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors.
We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
The shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the securities offered in this offering will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania. Certain other legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas. Certain matters in connection with this offering will be passed upon for the Selling Shareholders by Latham & Watkins LLP, New York, New York. Certain matters in connection with this offering will be passed upon for the underwriters by Winston Taylor LLP, Houston, Texas.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Constellation for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited historical financial statements of Calpine Corporation as of December 31, 2025, and for the year ended December 31, 2025, incorporated in this prospectus supplement by reference to Constellation Energy Corporation’s Current Report on Form 8-K/A dated April 17, 2026, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Calpine Corporation as of December 31, 2024, and for each of the two years in the period ended December 31, 2024, incorporated in this prospectus by reference to Constellation Energy Corporation’s Current Report on Form 8-K/A dated April 17, 2026, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Constellation files reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the registration statement of which the accompanying prospectus forms a part at no cost by writing us at the following address:
Constellation Energy Corporation
Attn: Director, Investor Relations
1310 Point Street
Baltimore, MD 21231
833-447-2783
This prospectus supplement and the accompanying prospectus are one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Common Stock, you should read the entire registration statement, including this prospectus supplement and the accompanying prospectus, and the additional information described under the sub-heading “Documents Incorporated by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
Information about us is also available on Constellation’s web site at http://www.constellationenergy.com. The information on Constellation’s web site is not incorporated into this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus supplement:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 24, 2026 (our “2025 Annual Report”);

•
our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2026, filed with the SEC on May 11, 2026 (our “Q1 2026 Quarterly Report”);

•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Shareholders, filed on March 19, 2026, that are incorporated by reference in Part III of our 2025 Annual Report; and

•
our Current Reports on Form 8-K filed with the SEC on January 7, 2026, January 13, 2026, January 15, 2026, March 20, 2026, March 26, 2026, and May 1, 2026, and our Current Reports on Form 8-K/A filed with the SEC on February 10, 2026 and April 20, 2026, in each case, excluding Items 2.02 or 7.01.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates). Written or oral requests for copies should be directed to Constellation Energy Corporation, Attn: Director, Investor Relations, 1310 Point Street Baltimore, MD 21231, 833-447-2783.
Any statement contained in this prospectus supplement, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.
All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

PROSPECTUS
CONSTELLATION ENERGY CORPORATION
Common Stock
49,633,207 Shares of Common Stock
This prospectus relates to the proposed offering and resale, from time to time, by (i) the selling shareholders identified herein of up to 49,633,207 shares of common stock, without par value (the “Common Stock”), of Constellation Energy Corporation, a Pennsylvania corporation (“Constellation,” “we,” “our” or “us”), in amounts, at prices and on terms that will be determined at the time of the applicable offering, and (ii) certain additional selling shareholders (collectively with the selling shareholders identified herein, the “Selling Shareholders”) to be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this prospectus of shares of Common Stock (collectively with the shares offered by the selling shareholders identified herein, the “Offered Shares”), in amounts, at prices and on terms that will be determined at the time of the applicable offering. The Selling Shareholders acquired these shares in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 10, 2025 (the “Merger Agreement”), by and among Calpine Corporation, a Delaware corporation (“Calpine”), CPN CS Holdco Corp., a Delaware corporation and wholly owned subsidiary of Calpine (“New Company”), CPN CKS Corp., a Delaware corporation and wholly owned subsidiary of New Company, Constellation, Cascade Transco Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Constellation, Cascade Transco — 1, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Constellation, and Volt Energy Holdings GP, LLC, a Delaware limited liability company, solely in its capacity as the representative of the stockholders of Calpine (such transactions, the “Merger”).
Constellation is not selling any shares of Common Stock under this prospectus, and Constellation will not receive any of the proceeds from the sales of the Offered Shares, but will incur expenses in connection with any offering. See “Selling Shareholders” and “Plan of Distribution” for more information.
This prospectus provides you with a general description of the manner in which the Selling Shareholders may offer or sell the Offered Shares. More specific terms may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Offered Shares being offered and the terms of the offering. Such prospectus supplement, if any, may also add, update or change information contained in this prospectus. The Selling Shareholders may offer and sell the Offered Shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The price at which the Selling Shareholders may sell the Offered Shares will be determined by the prevailing market for the Offered Shares or in negotiated transactions that may be at prices other than prevailing market prices. See “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Shareholders may sell or otherwise dispose of the Offered Shares. Constellation’s registration of the Offered Shares does not mean that the Selling Shareholders will offer or sell any shares of Common Stock.
Our Common Stock is listed on the Nasdaq Stock Market LLC (the “Nasdaq”) and trades under the symbol “CEG.” On January 6, 2026, the last reported sale price of our Common Stock on the Nasdaq was $354.58.
Investing in our securities involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 2 of this prospectus and included in our periodic reports and other information filed with the SEC before investing in our Common Stock.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 7, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement on Form S-3 that Constellation is filing with the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)), using a “shelf” registration process. Under this process, using this prospectus and, if required, one or more prospectus supplements, the Selling Shareholders may, from time to time, offer and sell the Common Stock described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the Common Stock that the Selling Shareholders may offer. Each time the Selling Shareholders sell Offered Shares, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. Prospectus supplements also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or any related free writing prospectus that we prepare or authorize, you should rely on the information in the prospectus supplement or related free writing prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”
For more detailed information about the Offered Shares, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.
You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We and the Selling Shareholders have not authorized anyone to provide you with information that is different or additional. If anyone provides you with different or additional information, you should not rely on it.
This prospectus and related prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

ii

FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Words such as “could,” “may,” “expects,” “anticipates,” “will,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic, and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the Merger. This includes statements regarding the financing of the Merger and the pro forma combined company and its operations, strategies and plans, enhancements to investment-grade credit profile, synergies, opportunities and anticipated future performance and capital structure, and expected accretion to earnings per share and free cash flow. Information adjusted for the Merger should not be considered a forecast of future results.
Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. The factors that could cause actual results to differ materially from the forward-looking statements made by us include those factors discussed herein, as well as the items discussed in (i) our 2024 Annual Report in (a) Part I, ITEM 1A. Risk Factors, (b) Part II, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part II, ITEM 8. Financial Statements and Supplementary Data: Note 18 — Commitments and Contingencies; (ii) our 2025 Quarterly Reports in (a) Part II, ITEM 1A. Risk Factors, (b) Part I, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part I, ITEM 1. Financial Statements: Note 13 — Commitments and Contingencies; and (iii) other factors discussed in filings with the SEC by us.
You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

iii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 2, “Forward-Looking Statements” beginning on page iii and the documents incorporated by reference, which are described under “Documents Incorporated by Reference” beginning on page 13, before making an investment decision.
Our Business
We are the largest private-sector power producer in the world and the nation’s largest producer of clean and reliable energy. With 55 gigawatts of capacity from nuclear, natural gas, geothermal, hydro, wind and solar facilities, our fleet has the generating capacity to power the equivalent of 27 million homes, providing about 10% of the nation’s clean energy and delivering the around-the-clock reliability needed to power America’s growing economy. We are also the largest nuclear energy company in the U.S. and a leading competitive retail supplier, serving more than 2.5 million homes, businesses and public sector customers nationwide, including three-fourths of the Fortune 100. We are committed to investing in innovation and new technologies to drive the transition to a reliable, sustainable and secure energy future.
Corporate Information
We were incorporated under the laws of the Commonwealth of Pennsylvania on June 15, 2021. Our principal executive offices are located at 1310 Point Street, Baltimore, Maryland 21231. The telephone number at our principal executive offices is (833) 883-0162. Our website address is http://www.constellationenergy.com. Information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.
The Offering
This prospectus relates to the possible resale of shares of Common Stock, which were issued by us to the Selling Shareholders in connection with the consummation of the Merger.
In connection with the closing of the Merger, on January 7, 2026, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of the Selling Shareholders. See “Selling Shareholders.” Pursuant to the terms of both the Merger Agreement and the Registration Rights Agreement, among other things and subject to certain restrictions, we are required to file with the SEC a registration statement on Form S-3 to register the resale of the Registrable Securities (as defined in each of the Merger Agreement and the Registration Rights Agreement, as applicable).
The Selling Shareholders will determine when and how each shareholder sells the shares of Common Stock offered in this prospectus, as described in “Plan of Distribution.” See “Selling Shareholders” for additional information concerning the Merger and the Selling Shareholders. We will not receive any of the proceeds from the sale of the shares of Common Stock being offered pursuant to this prospectus.

RISK FACTORS
Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described in Part I, Item 1A of our 2024 Annual Report and in Part II, Item 1A of our 2025 Quarterly Reports, which are incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference into this prospectus or that may be included in any applicable prospectus supplement, before making a decision to invest in our securities.
Each of the referenced risks and uncertainties could adversely affect our business, cash flows, operating results and financial condition, as well as the value of an investment in our securities. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties that are not presently known to us or that we currently believe are immaterial may adversely affect or otherwise materially harm our business, operating results and financial condition and the value of an investment in our securities, and could result in a complete loss of your investment.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the Offered Shares by the Selling Shareholders. All shares of Common Stock offered by this prospectus are being registered for the account of the Selling Shareholders.

SELLING SHAREHOLDERS
References to the “Selling Shareholders” in this prospectus mean the persons listed in the table below, and certain additional selling shareholders to be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Offered Shares as a result of a transfer not involving a public sale.
This prospectus relates to the possible resale by the Selling Shareholders of shares of our Common Stock. In connection with the closing of the Merger, we issued 50,000,000 shares of our Common Stock to the Selling Shareholders (including the Selling Shareholders to be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus). In connection with the Merger, we entered into the Registration Rights Agreement and other agreements regarding registration of the resale of the shares issued in the Merger. The registration statement of which this prospectus is a part is being filed pursuant to both the Merger Agreement and the Registration Rights Agreement. Under the Merger Agreement and the Registration Rights Agreement, among other things, subject to certain requirements and exceptions, we are required to file with the SEC a “shelf” registration statement on Form S-3 under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the SEC then in effect), and to use our reasonable best efforts to cause the registration statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the registration statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities until no longer required under the Merger Agreement or the Registration Rights Agreement, as applicable.
Furthermore, under the Registration Rights Agreement, certain of the Selling Shareholders have demand rights and piggyback registration rights with respect to certain other underwritten offerings conducted by us for our own account or other shareholders of ours. The Merger Agreement and the Registration Rights Agreement contain customary indemnification and contribution obligations of ours for the benefit of the Selling Shareholders and vice versa, subject to certain qualifications and exceptions.
The Selling Shareholders may offer the shares for resale from time to time pursuant to this prospectus. The Selling Shareholders may also sell, transfer or otherwise dispose of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. Information about the Selling Shareholders may change over time. As used in this prospectus, “Selling Shareholders” includes the donees, transferees, assignees, successors, heirs, executors, administrators, legal representatives, pledgees and others who may later hold the Selling Shareholders’ interests.
We do not know when or in what amounts the Selling Shareholders may offer shares for sale, and, other than as set forth herein, we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale or other disposition of any of the Offered Shares. Because the Selling Shareholders may offer all, some or none of the shares pursuant to this offering, no definitive estimate as to the number of shares that will be held by the Selling Shareholders after the offering can be provided.
The following table sets forth, as of the date of this prospectus, the name of the Selling Shareholders identified herein, the number of shares of Common Stock that such Selling Shareholders may offer pursuant to this prospectus and the number of shares of Common Stock owned by such Selling Shareholders before and after the offering. Solely for purposes of the table below, we have assumed that such Selling Shareholders will sell all of the Offered Shares and will make no other purchases or sales of Common Stock.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering(1)(2)
Name	Number	Percent(3)		Number	Percent(3)
Entities affiliated with ECP ControlCo, LLC.(4)	22,043,724	6.08%	22,043,724	—	—
Canada Pension Plan Investment Board(5)	8,138,954	2.25%	7,531,358	607,596	*
AI Holdings (BVI) L.P.(6)	6,276,132	1.73%	6,276,132	—	—
Entities affiliated with BlackRock, Inc.(7)	1,732,990	*	1,732,990	—	—
Teacher Retirement System of Texas(8)	2,148,252	*	2,092,044	56,208	*
W. Thaddeus Miller(9)	328,181	*	328,181	—	—
John B. Hill	774,005	*	774,005	—	—
Andrew R. Novotny(10)	298,853	*	298,853	—	—
Zamir Rauf	321,947	*	321,947	—	—
Other Selling Shareholders (43 Persons)(11)	2,267,102	*	2,267,100	2	*
Other Selling Shareholders that beneficially own between 650,000 and 255,000 shares of Common Stock (7 Persons)(12)	3,143,290	*	3,063,448	79,842	*
Other Selling Shareholders that beneficially own between 254,999 and 2,000 shares of Common Stock (55 Persons)(13)	2,903,425	*	2,903,425	—	—

*
Denotes less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)
Assumes that the Selling Shareholders sell all of the shares of Common Stock offered pursuant to this prospectus and will make no other purchases or sales of Common Stock.

(3)
Based on 362,355,476 shares of Common Stock outstanding as of January 7, 2026.

(4)
Includes 543,086 shares of Common Stock held by ECP IV-A Volt Holdings, LP; 91,013 shares of Common Stock held by ECP IV-B Volt Holdings, LP; 450,142 shares of Common Stock held by ECP IV-C Volt Holdings, LP; 1,182,716 shares of Common Stock held by ECP IV-D Volt Holdings, LP; 106,918 shares of Common Stock held by ECP III Volt Holdings, LLC; 3,599,243 shares of Common Stock held by ECP III-A Volt Holdings, LLC; 434,667 shares of Common Stock held by ECP III-B Volt Holdings, LLC; 1,487,983 shares of Common Stock held by ECP III-C Volt Holdings, LP; 1,836,426 shares of Common Stock held by ECP III-D Volt Holdings, LP; 3,718,414 shares of Common Stock held by ECP Checkerspot Holdings, LP; 7,270,971 shares of Common Stock held by ECP Calpine Continuation Fund, LP; 618,188 shares of Common Stock held by ECP Calpine Rollover Fund, LP; and 703,957 shares of Common Stock held by ECP Calpine Fund GP, LP.

ECP ControlCo, LLC is the managing member of each of Energy Capital Partners IV, LLC, Energy Capital Partners III, LLC and ECP Calpine GP, LLC.
Energy Capital Partners IV, LLC, as a result of its indirect control over each of the following entities, may be deemed to share beneficial ownership of the securities held of record by each of ECP IV-A Volt Holdings, LP, ECP IV-B Volt Holdings, LP, ECP IV-C Volt Holdings, LP, and ECP IV-D Volt Holdings, LP.

Energy Capital Partners III, LLC, as a result of its indirect control over each of the following entities, may be deemed to share beneficial ownership of the securities held of record by each of ECP III Volt Holdings, LLC, ECP III-A Volt Holdings, LLC, ECP III-B Volt Holdings, LLC, ECP III-C Volt Holdings, LP, ECP III-D Volt Holdings, LP, and ECP Checkerspot Holdings, LP.
ECP Calpine GP, LLC, as a result of its direct control over ECP Calpine Fund GP, LP and indirect control over each of the following entities, may be deemed to share beneficial ownership of the securities held of record by each of ECP Calpine Continuation Fund, LP and ECP Calpine Rollover Fund, LP.
As a result of the relationships described herein, ECP ControlCo, LLC may be deemed to share beneficial ownership of the securities that may be deemed to be beneficially owned by each of Energy Capital Partners IV, LLC, Energy Capital Partners III, LLC and ECP Calpine GP, LLC.
ECP ControlCo, LLC is controlled by its board of managers, which consists of Douglas Kimmelman, Peter Labbat, Tyler Reeder, Rahman D’Argenio, Raoul Hughes and Xavier Robert, all of whom collectively share the power to vote and dispose of the securities beneficially owned by ECP ControlCo, LLC. As a result of these relationships, each of ECP ControlCo, LLC and the individuals named herein may be deemed to share beneficial ownership of the securities that may be deemed to be beneficially owned by each of Energy Capital Partners IV, LLC, Energy Capital Partners III, LLC and ECP Calpine GP, LLC.
The address for each of the entities named in this footnote is c/o ECP, 40 Beechwood Road, Summit, NJ 07901.
(5)
Includes 7,531,358 shares of Common Stock held directly by Canada Pension Plan Investment Board (“CPPIB”). CPPIB may also be deemed to beneficially own an additional 607,596 shares of common stock through another wholly-owned subsidiary, which 607,596 shares are not being offered hereby. The principal business address of CPPIB is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada.

(6)
The shares of Common Stock held directly by AI Holdings (BVI) L.P. may be deemed to be beneficially owned by AI Volt LLC (“AIV”), Access Industries Group Holdings LLC (“AIGH”), Grantor Trust Dated May 21, 2003 (“Grantor Trust”), Access Industries Management, LLC (“AIM”) and Mr. Len Blavatnik (all such persons collectively with AI Holdings (BVI) L.P., the “Access Filers”) because AIV controls a majority of the voting interests in AI Holdings (BVI) L.P., Grantor Trust controls a majority of the outstanding voting interests in AIGH, AIM controls AIGH and Mr. Blavatnik is the controlling person of AIM and controls a majority of the outstanding voting interests in AIGH. Each of the Access Filers (other than AI Holdings (BVI) L.P.), and each of their affiliated entities and the officers, partners, members and managers thereof, disclaims beneficial ownership of these securities. The principal business address of each of the Access Filers is c/o Access Industries Inc., 40 W. 57th Street, 28th Floor, New York, New York 10019.

(7)
The registered holders of the referenced shares of Common Stock to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: ABR PE Investments, LP (83,681 shares of Common Stock); BIS Infrastructure Opportunities Fund PSS, L.P. (60,022 shares of Common Stock); BlackRock Private Equity Partners VI Master, L.P. (29,532 shares of Common Stock); BlackRock Private Equity Partners VI US, L.P. (2,113 shares of Common Stock); BlackRock Private Opportunities Fund III, L.P. (121,643 shares of Common Stock); Blue Peninsula Fund, L.P. (46,984 shares of Common Stock); BOPA1, L.P. (46,984 shares of Common Stock); Coastline Fund, L.P. (60,491 shares of Common Stock); Coin Private Opportunities, L.P. (16,736 shares of Common Stock); Fair Lane Investment Partners, L.P. (70,475 shares of Common Stock); Global Infrastructure Solutions 4 Master (Co-Invest) SCSp (240,089 shares of Common Stock); High Rock Direct Fund, L.P. (23,355 shares of Common Stock); HR US Infra Equity LP (98,531 shares of Common Stock); Infrastructure Opportunities Holdings SCSp (132,049 shares of Common Stock); Lincoln Pension Private Equity BR, L.P. (20,920 shares of Common Stock); Multi-Alternative Opportunities Fund (A), L.P. (54,216 shares of Common Stock); Multi-Alternative Opportunities Fund (B), L.P. (26,211 shares of Common Stock); NC Garnet Fund, L.P. (17,618 shares of Common Stock); NHRS Private Opportunities Fund, L.P. (63,388 shares of Common Stock); Oak Marsh Global Opportunities Fund, L.P. (11,745 shares of Common Stock); OV Private Opportunities, L.P. (31,694 shares of Common Stock); PEP ASGA Master, L.P. (16,903 shares of Common Stock); PEP Tellco Investments 1, L.P. (4,184 shares of Common Stock); POF III Cayman Master Fund, L.P. (125,447 shares of Common

Stock); POF III Scottish Master, L.P. (19,052 shares of Common Stock); Private Equity Partners VII Master, L.P. (55,878 shares of Common Stock); Private Equity Partners VII US, L.P. (3,954 shares of Common Stock); Tango Capital Opportunities Fund, L.P. (31,380 shares of Common Stock); The PA2014 Private Equity Fund I, L.P. (6,338 shares of Common Stock); Topanga Private Opportunities, L.P. (167,363 shares of Common Stock); Total Alternatives Fund — Infrastructure (B) LP (18,006 shares of Common Stock); and Total Alternatives Fund — Infrastructure LP (24,008 shares of Common Stock). BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.
(8)
The principal business address of such Selling Shareholder is 1000 Red River Street, Austin, Texas 78701. An investment committee of more than three natural persons exercises voting and dispositive control of the shares of Common Stock held of record by the Teacher Retirement System of Texas, and the approval of a majority of the members of the investment committee is required in connection with any exercise of voting or dispositive rights with respect to the Common Stock. Accordingly, no other person is the beneficial owner of the shares of Common Stock beneficially owned by Teacher Retirement System of Texas.

(9)
Includes 98,168 shares of Common Stock beneficially owned by such Selling Shareholder and held through trusts, as well as 4,246 shares of Common Stock beneficially owned by such Selling Shareholder and held by the Selling Shareholder’s spouse.

(10)
Following the Merger, Mr. Novotny will be Senior Executive Vice President, Constellation Power Operations of Constellation, and President and CEO of Calpine.

(11)
Includes 43 other Selling Shareholders who are current or former members of Calpine management not otherwise listed above, within the group indicated, which collectively own less than 1% of the outstanding Common Stock prior to this offering.

(12)
Includes 7 other Selling Shareholders that received shares of Common Stock in connection with the DIK Transaction (as defined in the Merger Agreement) not otherwise listed above, within the group indicated, which collectively own less than 1% of outstanding Common Stock prior to this offering.

(13)
Includes 55 other Selling Shareholders that received shares of Common Stock in connection with the DIK Transaction (as defined in the Merger Agreement) not otherwise listed above, within the group indicated, which collectively own less than 1% of outstanding Common Stock prior to this offering.

Information about certain additional Selling Shareholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus, pursuant to General Instruction II.G. of Form S-3.

PLAN OF DISTRIBUTION
The Offered Shares are being registered to permit the Selling Shareholders (which as used herein means the persons listed in the table included herein under “Selling Shareholders,” including those persons to be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus), and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Offered Shares as a result of a transfer not involving a public sale, to offer and sell the Offered Shares from time to time after the date of this prospectus. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
We will not receive any of the proceeds from the offering by the Selling Shareholders of the Offered Shares. However, pursuant to the Merger Agreement and the Registration Rights Agreement, Constellation will pay the expenses associated with the registration and sale of the Offered Shares by the Selling Shareholders, including up to $150,000 of legal fees incurred by certain of the Selling Shareholders (the “Registration Expenses”). The Selling Shareholders will pay, on a pro rata basis, all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Shareholders’ Registrable Securities, including any other legal fees incurred by the Selling Shareholders (the “Selling Expenses”).
The Selling Shareholders may use any one or more of the following methods when disposing of the Offered Shares or interests therein:
•
on the Nasdaq or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Common Stock may be listed or quoted at the time of sale;

•
an over-the-counter sale or distribution;

•
ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•
one or more underwritten offerings;

•
block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as an agent on both sides;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales, whether through a broker-dealer or themselves;

•
through distributions by any Selling Shareholder to its general or limited partners, members, managers affiliates, employees, directors or stockholders;

•
in options transactions;

•
directly to one or more purchasers;

•
through agents;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•
in any combination of the above or by any other legally available means available to and requested by the Selling Shareholders.

Each of the Selling Shareholders may, from time to time, pledge or grant a security interest in some of the shares of Common Stock owned by it and, if such Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgees, transferees or other successors-in-interest as Selling Shareholders under this prospectus. In connection with the sale of shares of Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the Offered Shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Shareholders also may resell a portion of the Offered Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock may constitute underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then such Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into by such underwriters, controlling persons, dealers or agents and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, the shares of Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable discounts, commissions, concessions or other compensation with respect to a particular offering will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of the shares of Common Stock offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option(s), if any. In addition, these persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS
The validity of the securities being offered by this prospectus will be passed upon by Ballard Spahr LLP, Philadelphia, Pennsylvania. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Calpine Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Constellation files reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the registration statement at no cost by writing us at the following address:
Constellation Energy Corporation
Attn: Director, Investor Relations
1310 Point Street
Baltimore, MD 21231
833-447-2783
This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
Information about us is also available on Constellation’s web site at http://www.constellationenergy.com. The information on Constellation’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 18, 2025 (our “2024 Annual Report”);

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 6, 2025, the quarter ended June 30, 2025, filed with the SEC on August 7, 2025, and the quarter ended September 30, 2025, filed with the SEC on November 7, 2025 (our “2025 Quarterly Reports”);

•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Shareholders, filed on March 19, 2025, that are incorporated by reference in Part III of our 2024 Annual Report;

•
our Current Reports on Form 8-K filed with the SEC on January 13, 2025, May 1, 2025, July 22, 2025, September 29, 2025, November 12, 2025, November 18, 2025, November 21, 2025, December 9, 2025, December 9, 2025, December 17, 2025, December 23, 2025, and January 7, 2026, in each case, excluding Items 2.02 or 7.01.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Constellation Energy Corporation, Attn: Director, Investor Relations, 1310 Point Street Baltimore, MD 21231, 833-447-2783.
Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.
All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

11,000,000 Shares
Constellation Energy Corporation
Common Stock
PROSPECTUS SUPPLEMENT
Morgan Stanley	J.P. Morgan
June 1, 2026